Exhibit 99(10)(e)

ONE GROUP MUTUAL FUNDS

FORM OF DISTRIBUTION PLAN

Morgan Class and Reserve Class

Section 1.                                          This Distribution Plan (“Plan”) is adopted with respect to one or more series of ONE GROUP MUTUAL FUNDS, a Massachusetts business trust (“Trust”), as listed in Schedule A to this Plan (each a “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and relates to the classes of shares of beneficial interest (“Shares”) specified in Schedule A (each a “Class”).

Section 2.                                          Each Fund may incur with respect to a Class, expenses at the annual rate listed under the column “Distribution Fee” on Schedule A, subject to the limitations imposed, from time to time, by applicable rules of the National Association of Securities Dealers, Inc. (“NASD”) on each Fund and its distributor (“Distributor”).

Section 3.                                          Amounts set forth under the column “Distribution Fee” on Schedule A may be used to finance any activity that is primarily intended to result in the sale of the Shares, including, but not limited to, (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and media advertising; (ii) the preparation, printing and distribution of prospectuses, statements of additional information and reports and any supplements thereto (other than prospectuses, statements of additional information and reports and any supplements thereto used for regulatory purposes or distributed to existing shareholders of each Fund); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services, including in-house telemarketing support services and expenses; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation, finders fees or other compensation paid to, and expenses of employees of the Distributor, brokers, dealers and other financial institutions that are attributable to any distribution and/or sales support activities, including interest expenses and other costs associated with financing of such commissions, compensation, fees, and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor attributable to any distribution and/or sales support activities; (viii) the costs of administering this Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to any distribution and/or sales support activities relating to the sale of Shares.  To the extent that amounts paid hereunder are not used specifically to reimburse the Distributor for any such cost or expense, such amounts may be treated as compensation for the Distributor’s distribution-related services.  All amounts expended pursuant to the Plan shall be paid to the Distributor and are the legal obligation of the applicable Fund and not of the Distributor.

Section 4.                                          This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Trust with respect to each Fund and (b) those trustees of the Trust who are not

“interested persons” of each Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (“Non-Interested Trustees”), cast in person at a meeting called, among other things, for the purpose of voting on this Plan or such agreements.

Section 5.                                          Unless sooner terminated pursuant to Section 7 of this Plan, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided in Section 4 of this Plan.

Section 6.                                          The Distributor shall provide to the Board of Trustees and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended in accordance with the Plan and the purposes for which such expenditures were made.

Section 7.                                          This Plan may be terminated at any time with respect to any Class by vote of a majority of the Non-Interested Trustees, or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of such Class.

Section 8.                                          Any agreement related to this Plan shall be made in writing and shall provide:

(a)                                  that, with respect to any Fund or Class, such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Non-Interested Trustees or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of such Fund or Class, on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b)                                  that such agreement shall terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

Section 9.                                          This Plan may not be amended with respect to any Class of any Fund to increase materially the amount of distribution expenses provided for in the column “Distribution Fee” on Schedule A hereto unless such amendment is approved by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of such Class, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 4 of this Plan.

Adopted:  August 12, 2004 and effective through February 18, 2005

SCHEDULE A
ONE GROUP MUTUAL FUNDS
DISTRIBUTION PLAN

Morgan Class and Reserve Class

Fund	Class of Shares	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
One Group Government Money Market Fund	Reserve	0.25%
One Group Government Money Market Fund	Morgan	0.10%
One Group Michigan Municipal Money Market Fund	Morgan	0.10%
One Group Municipal Money Market Fund	Morgan	0.10%
One Group Ohio Municipal Money Market Fund	Morgan	0.10%
One Group Prime Money Market Fund	Morgan	0.10%
One Group U.S. Treasury Securities Money Market Fund	Morgan	0.10%